Exhibit 99.1

ULTA BEAUTY ANNOUNCES FOURTH QUARTER FISCAL 2024 RESULTS

Net Sales of $3.5 Billion Compared to $3.6 Billion in the Year-Ago Quarter

Comparable Sales Increased 1.5%

Net Income of $393.3 Million or $8.46 Per Diluted Share

Bolingbrook, IL – March 13, 2025 – Ulta Beauty, Inc. (NASDAQ: ULTA) today announced financial results for the thirteen-week period (“fourth quarter”) and fifty-two-week period (“fiscal year”) ended February 1, 2025, compared to the comparable fourteen-week and fifty-three-week periods ended February 3, 2024, both of which contained one extra week (“53rd week”).

	13 Weeks Ended	14 Weeks Ended	52 Weeks Ended	53 Weeks Ended
	February 1,	February 3,	February 1,	February 3,
(Dollars in millions, except per share data)	2025	2024	2025	2024
Net sales	$3,487.6	$3,554.3	$11,295.7	$11,207.3
Comparable sales (1)	1.5%	2.5%	0.7%	5.7%
Gross profit (as a percentage of net sales)	38.2%	37.7%	38.8%	39.1%
Selling, general and administrative expenses	$815.6	$820.4	$2,808.6	$2,694.6
Operating income (as a percentage of net sales)	14.8%	14.5%	13.9%	15.0%
Diluted earnings per share	$8.46	$8.08	$25.34	$26.03
New store openings, net	8	11	60	30

(1)	Comparable sales are calculated based on the comparable number of weeks from the prior year.

“The Ulta Beauty team delivered stronger-than-expected revenue, profitability, and diluted EPS in the fourth quarter. I am incredibly proud of our team’s collective impact on the business and the care they showed our guests throughout the holiday season, positioning us to finish fiscal 2024 ahead of our expectations,” said Kecia Steelman, president and chief executive officer.

Steelman continued, “I am incredibly optimistic about the future of Ulta Beauty, as I believe we have the right elements to drive our success – a strong business model, an ambitious long-term plan, and passionate associates who bring our brand to life for our guests every day. Fiscal 2025 will be a pivotal year as we make purposeful investments to fuel our future growth and move quickly to optimize our business. While it will take time to see the impact of these efforts, we are confident these investments will help reignite our momentum and unlock sustained growth and long-term value for our shareholders."

Fourth Quarter of Fiscal 2024 Compared to Fourth Quarter of Fiscal 2023

●	Net sales decreased 1.9% to $3.5 billion compared to $3.6 billion, primarily due to the benefit of an extra week of sales in fiscal 2023, partially offset by new store contribution and increased comparable sales. Net sales in the 53rd week of fiscal 2023 were approximately $181.9 million.
●	Comparable sales (sales for stores open at least 14 months and e-commerce sales) increased 1.5% compared to an increase of 2.5%, driven by a 3.0% increase in average ticket and a 1.4% decrease in transactions.
●	Gross profit was $1.33 billion compared to $1.34 billion. As a percentage of net sales, gross profit increased to 38.2% compared to 37.7%, primarily due to lower inventory shrink, favorable channel mix, and higher merchandise margin, partially offset by higher supply chain costs, lower other revenue, and deleverage of store and supply chain fixed costs.
●	Selling, general and administrative (SG&A) expenses were $815.6 million compared to $820.4 million. As a percentage of net sales, SG&A expenses increased to 23.4% compared to 23.1%, primarily due to deleverage of store payroll and benefits.
●	Operating income was $516.3 million, or 14.8% of net sales, compared to $517.1 million, or 14.5% of net sales.
●	The tax rate was 24.1% compared to 24.2%.
●	Net income was $393.3 million compared to $394.4 million.
●	Diluted earnings per share was $8.46 compared to $8.08, including a $0.46 benefit due to the extra week of sales.

Full Year of Fiscal 2024 Compared to Full Year of Fiscal 2023

●	Net sales increased 0.8% to $11.3 billion compared to $11.2 billion, primarily due to new store contribution, partially offset by the benefit of the 53rd week of sales in fiscal 2023.
●	Comparable sales increased 0.7% compared to an increase of 5.7%, driven by a 1.1% increase in average ticket and a 0.4% decrease in transactions.
●	Gross profit was $4.39 billion compared to $4.38 billion. As a percentage of net sales, gross profit decreased to 38.8% compared to 39.1%, primarily due to lower merchandise margin, deleverage of store fixed costs, and higher supply chain costs, partially offset by lower inventory shrink and favorable channel mix.
●	SG&A expenses were $2.8 billion compared to $2.7 billion. As a percentage of net sales, SG&A expenses increased to 24.9% compared to 24.0%, primarily due to deleverage of store payroll and benefits, corporate overhead due to strategic investments, and store expenses, partially offset by lower incentive compensation.
●	Operating income was $1.6 billion, or 13.9% of net sales, compared to $1.7 billion, or 15.0% of net sales.
●	The tax rate was 24.0% compared to 23.9%.
●	Net income was $1.2 billion compared to $1.3 billion.
●	Diluted earnings per share was $25.34, including a $0.10 benefit due to income tax accounting for stock-based compensation, compared to $26.03, including a $0.14 benefit due to income tax accounting for stock-based compensation and a $0.46 benefit due to the extra week of sales.

Balance Sheet

Cash and cash equivalents at the end of the fourth quarter of fiscal 2024 totaled $703.2 million.

Merchandise inventories, net at the end of the fourth quarter of fiscal 2024 increased 13.0% to $2.0 billion compared to $1.7 billion at the end of the fourth quarter of fiscal 2023. The increase was primarily due to inventory to support new brand launches, intentional strategic investments to improve merchandise in-stocks in key categories post-holiday, and the addition of 60 net new stores since February 3, 2024.

As previously announced, during the third quarter of fiscal 2024, the Company borrowed $199.7 million on its revolving credit facility to support ongoing capital allocation priorities, including share repurchases and capital expenditures, and merchandise inventory growth. During the fourth quarter of fiscal 2024, the Company repaid all amounts borrowed, together with interest due. At the end of the fourth quarter of fiscal 2024, the Company had no borrowings outstanding under the revolving credit facility.

Share Repurchase Program

During the fourth quarter of fiscal 2024, the Company repurchased 620,053 shares of its common stock at a cost of $249.5 million. During fiscal 2024, the Company repurchased 2.5 million shares of its common stock at a cost of $1.0 billion. As of February 1, 2025, $2.7 billion remained available under the $3.0 billion share repurchase program announced in October 2024.

Store Update

During the fourth quarter of fiscal 2024, the Company opened nine new stores, remodeled five stores, and closed one store. During fiscal 2024, the Company opened 66 new stores, relocated two stores, remodeled 41 stores, and closed six stores. At the end of the fourth quarter of fiscal 2024, the Company operated 1,445 stores totaling 15.1 million square feet.

Fiscal 2025 Outlook

For fiscal 2025, the Company plans to:

FY25 Outlook
Net sales	$11.5 billion to $11.6 billion
Comparable sales	0% to 1%
New stores, net	approximately 60
Remodel and relocation projects	40-45
Operating margin	11.7% to 11.8%
Diluted earnings per share	$22.50 to $22.90
Share repurchases	approximately $900 million
Interest income	approximately $6 million
Effective tax rate	approximately 24.5%
Capital expenditures	$425 million to $500 million
Depreciation and amortization expense	$290 million to $300 million

Conference Call Information

A conference call to discuss fourth quarter of fiscal 2024 results is scheduled for today, March 13, 2025 at 4:30 p.m. ET / 3:30 p.m. CT. Investors and analysts who are interested in participating in the call are invited to dial (877) 704-4453. Participants may also listen to a real-time audio webcast of the conference call by visiting the Investor Relations section of the Company’s website located at https://www.ulta.com/investor. A replay will be made available online approximately two hours following the live call for a period of 30 days.

About Ulta Beauty

At Ulta Beauty (NASDAQ: ULTA), the possibilities are beautiful. Ulta Beauty is the largest specialty U.S. beauty retailer and the premier beauty destination for cosmetics, fragrance, skin care products, hair care products and salon services. In 1990, the Company reinvented the beauty retail experience by offering a new way to shop for beauty – bringing together All Things Beauty. All in One Place®. Today, Ulta Beauty operates 1,445 retail stores across 50 states and also distributes its products through its website, which includes a collection of tips, tutorials, and social content. For more information, visit www.ulta.com.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended, and the safe harbor provisions of the Private Securities Litigation Reform Act of 1995, which reflect the Company’s current views with respect to, among other things, future events and financial performance. These statements can be identified by the use of forward-looking words such as “outlook,” “believes,” “expects,” “plans,” “estimates,” “targets,” “strategies” or other comparable words. Any forward-looking statements contained in this press release are based upon the Company’s historical performance and on current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by the Company or any other person that the future plans, estimates, targets, strategies or expectations contemplated by the Company will be achieved. Such forward-looking statements are subject to various risks and uncertainties, which include, without limitation:

●	macroeconomic conditions, including inflation and elevated interest rates, as well as prior labor, transportation, and shipping cost pressures, have had, and may continue to have, a negative impact on our business, financial condition, profitability, and cash flows (including future uncertain impacts);
●	changes in the overall level of consumer spending and volatility in the economy, including as a result of macroeconomic conditions and geopolitical events;
●	our ability to sustain our growth plans and successfully implement our long-range strategic and financial plan;
●	the ability to execute our operational excellence priorities, including continuous improvement and supply chain optimization;
●	our ability to gauge beauty trends and react to changing consumer preferences in a timely manner;
●	the possibility that we may be unable to compete effectively in our highly competitive markets;
●	the possibility of significant interruptions in the operations of our distribution centers, fast fulfillment centers, and market fulfillment centers;
●	the possibility that cybersecurity or information security breaches and other disruptions could compromise our information or result in the unauthorized disclosure of confidential information;
●	the possibility of material disruptions to our information systems, including our Ulta.com website and mobile applications;
●	the failure to maintain satisfactory compliance with applicable privacy and data protection laws and regulations;

●	changes in the good relationships we have with our brand partners, our ability to continue to obtain sufficient merchandise from our brand partners, and/or our ability to continue to offer permanent or temporary exclusive products of our brand partners;
●	our ability to effectively manage our inventory and protect against inventory shrink;
●	changes in the wholesale cost of our products and/or interruptions at our brand partners’ or third-party vendors’ operations;
●	epidemics, pandemics or natural disasters, which could negatively impact sales;
●	the possibility that new store openings and existing locations may be impacted by developer or co-tenant issues;
●	our ability to attract and retain key executive personnel;
●	the impact of climate change on our business operations and/or supply chain;
●	our ability to successfully execute our common stock repurchase program or implement future common stock repurchase programs;
●	a decline in operating results which could lead to asset impairment and store closure charges; and
●	other risk factors detailed in the Company’s public filings with the Securities and Exchange Commission (the SEC), including risk factors contained in its Annual Report on Form 10-K for the fiscal year ended February 3, 2024, as such may be amended or supplemented in its subsequently filed Quarterly Reports on Form 10-Q.

The Company’s filings with the SEC are available at www.sec.gov. Except to the extent required by the federal securities laws, the Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Contact:

Kiley Rawlins, CFA

Senior Vice President, Investor Relations

krawlins@ulta.com

Media Contact:

Crystal Carroll

Senior Director, Public Relations

ccarroll@ulta.com

Exhibit 1

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	13 Weeks Ended		14 Weeks Ended
	February 1,		February 3,
	2025		2024
	(Unaudited)		(Unaudited)
Net sales	$3,487,619	100.0%	$3,554,298	100.0%
Cost of sales	2,153,967	61.8%	2,213,734	62.3%
Gross profit	1,333,652	38.2%	1,340,564	37.7%

Selling, general and administrative expenses	815,599	23.4%	820,360	23.1%
Pre-opening expenses	1,732	0.0%	3,114	0.1%
Operating income	516,321	14.8%	517,090	14.5%
Interest income, net	(1,994)	(0.1%)	(3,328)	(0.1%)
Income before income taxes	518,315	14.9%	520,418	14.6%
Income tax expense	125,045	3.6%	126,049	3.5%
Net income	$393,270	11.3%	$394,369	11.1%

Net income per common share:
Basic	$8.50		$8.13
Diluted	$8.46		$8.08

Weighted average common shares outstanding:
Basic	46,270		48,500
Diluted	46,476		48,795

Exhibit 2

Ulta Beauty, Inc.

Consolidated Statements of Income

(In thousands, except per share data)

	52 Weeks Ended		53 Weeks Ended
	February 1,		February 3,
	2025		2024
	(Unaudited)
Net sales	$11,295,654	100.0%	$11,207,303	100.0%
Cost of sales	6,908,401	61.2%	6,826,203	60.9%
Gross profit	4,387,253	38.8%	4,381,100	39.1%

Selling, general and administrative expenses	2,808,592	24.9%	2,694,561	24.0%
Pre-opening expenses	13,689	0.1%	8,510	0.1%
Operating income	1,564,972	13.9%	1,678,029	15.0%
Interest income, net	(15,094)	(0.1%)	(17,622)	(0.2%)
Income before income taxes	1,580,066	14.0%	1,695,651	15.1%
Income tax expense	378,948	3.4%	404,646	3.6%
Net income	$1,201,118	10.6%	$1,291,005	11.5%

Net income per common share:
Basic	$25.44		$26.18
Diluted	$25.34		$26.03

Weighted average common shares outstanding:
Basic	47,207		49,304
Diluted	47,404		49,596

Exhibit 3

Ulta Beauty, Inc.

Condensed Consolidated Balance Sheets

(In thousands)

	February 1,	February 3,
	2025	2024
	(Unaudited)
Assets
Current assets:
Cash and cash equivalents	$703,201	$766,594
Receivables, net	223,334	207,939
Merchandise inventories, net	1,968,214	1,742,136
Prepaid expenses and other current assets	129,113	115,598
Prepaid income taxes	4,946	4,251
Total current assets	3,028,808	2,836,518

Property and equipment, net	1,239,295	1,182,335
Operating lease assets	1,609,870	1,574,530
Goodwill	10,870	10,870
Other intangible assets, net	204	510
Deferred compensation plan assets	47,951	43,516
Other long-term assets	64,695	58,732
Total assets	$6,001,693	$5,707,011

Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$563,761	$544,001
Accrued liabilities	380,241	382,468
Deferred revenue	500,585	436,591
Current operating lease liabilities	288,114	283,821
Accrued income taxes	46,777	11,310
Total current liabilities	1,779,478	1,658,191

Non-current operating lease liabilities	1,635,120	1,627,271
Deferred income taxes	42,593	85,921
Other long-term liabilities	56,149	56,300
Total liabilities	3,513,340	3,427,683

Commitments and contingencies

Total stockholders’ equity	2,488,353	2,279,328
Total liabilities and stockholders’ equity	$6,001,693	$5,707,011

Exhibit 4

Ulta Beauty, Inc.

Condensed Consolidated Statements of Cash Flows

(In thousands)

	52 Weeks Ended	53 Weeks Ended
	February 1,	February 3,
	2025	2024
	(Unaudited)
Operating activities
Net income	$1,201,118	$1,291,005
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	267,042	243,840
Non-cash lease expense	310,636	332,754
Deferred income taxes	(43,328)	30,575
Stock-based compensation expense	42,787	48,246
Loss on disposal of property and equipment	11,566	11,419
Change in operating assets and liabilities:
Receivables	(15,395)	(8,517)
Merchandise inventories	(226,078)	(138,685)
Prepaid expenses and other current assets	(13,515)	14,648
Income taxes	34,772	45,367
Accounts payable	30,297	(20,873)
Accrued liabilities	6,303	(62,238)
Deferred revenue	63,994	41,914
Operating lease liabilities	(333,835)	(338,105)
Other assets and liabilities	2,241	(15,084)
Net cash provided by operating activities	1,338,605	1,476,266

Investing activities
Capital expenditures	(374,458)	(435,267)
Other investments	(8,631)	(6,158)
Net cash used in investing activities	(383,089)	(441,425)

Financing activities
Borrowings from credit facility	199,700	195,400
Payments on credit facility	(199,700)	(195,400)
Repurchase of common shares	(1,003,328)	(995,738)
Stock options exercised	12,339	12,176
Purchase of treasury shares	(23,761)	(22,562)
Debt issuance costs	(4,159)	—
Net cash used in financing activities	(1,018,909)	(1,006,124)

Net decrease in cash and cash equivalents	(63,393)	28,717
Cash and cash equivalents at beginning of year	766,594	737,877
Cash and cash equivalents at end of year	$703,201	$766,594

Exhibit 5

Ulta Beauty, Inc.

Store Update

	Total stores open	Number of stores	Number of stores	Total stores
	at beginning of the	opened during the	closed during the	open at
Fiscal 2024	quarter	quarter	quarter	end of the quarter
1st Quarter	1,385	12	2	1,395
2nd Quarter	1,395	17	1	1,411
3rd Quarter	1,411	28	2	1,437
4th Quarter	1,437	9	1	1,445

		Gross square feet for
	Total gross square	stores opened or	Gross square feet for	Total gross square
	feet at beginning of	expanded during the	stores closed	feet at end of the
Fiscal 2024	the quarter	quarter	during the quarter	quarter
1st Quarter	14,515,593	114,786	15,615	14,614,764
2nd Quarter	14,614,764	178,624	10,800	14,782,588
3rd Quarter	14,782,588	258,320	20,083	15,020,825
4th Quarter	15,020,825	100,693	11,348	15,110,170

Exhibit 6

Ulta Beauty, Inc.

Sales by Category

The following tables set forth the approximate percentage of net sales by primary category:

	13 Weeks Ended	14 Weeks Ended
	February 1,	February 3,
	2025	2024
Cosmetics	36%	39%
Skincare	23%	22%
Haircare	19%	19%
Fragrance	17%	15%
Services	3%	3%
Other	2%	2%
	100%	100%

	52 Weeks Ended	53 Weeks Ended
	February 1,	February 3,
	2025	2024
Cosmetics	39%	41%
Skincare	23%	22%
Haircare	19%	20%
Fragrance	13%	11%
Services	4%	4%
Other	2%	2%
	100%	100%

Certain sales departments were reclassified between categories in the prior year to conform to current year presentation, including moving the bath category from Fragrance to Skincare.